Exhibit 99.1

Alphabet Appoints Robin L. Washington to its Board of Directors

MOUNTAIN VIEW, Calif. (April 30, 2019) – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced it has appointed Robin L. Washington to its Board of Directors. Ms. Washington is a recognized business leader with extensive experience across finance and operations, and will serve on Alphabet’s Leadership Development and Compensation Committee. Her appointment became effective on April 25.

“I’m honored to join Alphabet’s Board, and I look forward to the opportunity to help guide the company’s important work,” said Robin Washington. “I’m excited to be part of a company that has such a tremendous opportunity to improve the lives of people around the world.”

John Hennessy, Chairman of the Board of Directors, Alphabet, said: “Robin’s incredible business and leadership experience will be hugely valuable to our Board and company in the years ahead. “

As Robin joins the Board, two long-standing Board members and executives will not be seeking re-election.

After over 18 years on the Board, Eric Schmidt is not seeking re-election at the expiration of his current term on June 19, 2019. He will continue as a technical advisor to Alphabet. Eric has served as a member of the Board since March 2001. He was Google’s Chief Executive Officer from July 2001 to April 2011, and its Executive Chairman from April 2011 until January 2018.

“Eric has made an extraordinary contribution to Google and Alphabet as CEO, Chairman, and Board member. We are extremely grateful for his guidance and leadership over many years,” Hennessy said.

Diane Greene, who has served as a member of the Board since January 2012, is not seeking re-election to the Board at the expiration of her current term on June 19, 2019. Diane also served as CEO of Google Cloud from December 2015 to January 2019.

“I want to thank Diane for her years of tremendous service to our Board and company, in particular for her work in leading Google’s rapidly growing cloud business,” Hennessy said.

About Robin L. Washington

Robin has been the Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc., a biopharmaceutical company, since February 2014. She joined Gilead as Senior Vice President and Chief Financial Officer in May 2008. From January 2006 to June 2007, Robin served as Chief Financial Officer of Hyperion Solutions, an enterprise software company. Prior to Hyperion, Robin served in a number of executive positions with PeopleSoft, Inc., a provider of enterprise application software. Robin currently serves as a director of Honeywell International, Inc., a diversified technology and manufacturing company, since April 2013 and Salesforce.com, a global leader in customer relationship management

(“CRM”) technology, since September 2013 where she currently chairs the audit committee. Robin also serves on the Board of Visitors, Graziadio School of Business and Management, Pepperdine University, the Presidents Council & Ross Business School Advisory Board, University of Michigan and the UCSF Benioff Children’s Hospital Oakland Board of Directors. Robin is a certified public accountant and received a B.A. in Business Administration from the University of Michigan and an M.B.A. from Pepperdine University.

About Alphabet Inc.

Larry Page and Sergey Brin founded Google in September 1998. Since then, the company has grown to more than 100,000 employees worldwide, with a wide range of popular products and platforms like Search, Ads, Maps, Gmail, Chrome, YouTube, and Android. In October 2015, Alphabet became the parent holding company of Google. You can read more about Alphabet’s mission here.

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